UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 29, 2010 (January 28, 2010)

Trimble Navigation Limited

(Exact name of registrant as specified in its charter)

California	001-14845	94-2802192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. No.)

935 Stewart Drive, Sunnyvale, California, 94085

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 481-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

In 2009, the Company determined that it had received erroneous advice from a third party plan administrator regarding certain Internal Revenue Service rules implementing Section 409A of the Internal Revenue Code as applied to the Company’s Deferred Compensation Plan. As a result, the Company misapplied the contribution elections of certain participating executives during 2006 and 2007, resulting in inadvertent violations of the requirements of Section 409A.

At the end of 2009, the Company implemented a corrections program for affected non-insider executives in accordance with guidance issued by the Internal Revenue Service under Section 409A. However, affected executives who were Section 16 officers at the time of the violations were not eligible to participate in the corrections program and are therefore required to file amended income tax returns for the years in question and to recognize accelerated personal income taxes and pay additional income tax and interest under Section 409A and analogous California state provisions on their Deferred Compensation Plan account balances as of the end of those years.

The affected current and former Section 16 officers are Rajat Bahri, Mark Harrington, Richard Beyer, and Joseph Denniston. Because the affected executives are required to pay these taxes and interest as a result of the Company’s errors in administering the Deferred Compensation Plan, on January 28, 2010, the Board of Directors of the Company authorized the reimbursement of the taxes and interest payable by these executives, and an additional “gross-up” amount to make these executives whole for the taxes on such reimbursement amount. The Company estimates that the total cost of these reimbursement and tax gross-up payments will be approximately $1,000,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMBLE NAVIGATION LIMITED
a California corporation

Dated: January 29, 2010	By:	/s/ JAMES A. KIRKLAND
James A. Kirkland
Vice President and General Counsel